Exhibit 10.3

March 28, 2018

Additional Performance Goal to 2018 Performance Share and Unit Awards

The Compensation Committee has approved adding an additional performance objective aligned to the diversity and inclusion goal of improving employee diversity at Grades 5 and above (and equivalents thereof) by 5 percentage points (the “D&I Goal”) to the 2018 Performance Share and Unit awards made to all executives at the level of Senior Vice President and above (and equivalents thereof). Employee diversity encompasses women, persons of color, veterans, individuals with disabilities and LGBTQ.
The level of achievement with respect to the D&I Goal can increase or decrease the amount payable in respect of Performance Share and Unit awards by as much as 10% (the “D&I Modifier”). The D&I Modifier increases the maximum amount that may be payable in respect of the Performance Share and Unit awards from 125% to 137.5% (i.e., 110% of current cap of 125%) if the maximum ROE goals are achieved and the D&I Goal is met.
Because the decision to add the D&I Goal was made after the Compensation Committee already approved the 2018 Performance Share and Unit awards, your consent is required to add the D&I Goal and D&I Modifier to your 2018 Performance Share and Unit awards. You may evidence your consent to the addition of the D&I Goal and D&I Multiplier by signing your name at the bottom of this notice.
How the D&I Multiplier Will Work
We will first determine the level of achievement of the ROE objectives applicable to the Performance Share and Unit awards. Then we will determine the D&I Modifier by applying the following table:

D&I Percentage Change	Modifier to Calculated Award
+5% or more	1.10x
+3%	1.05x
+1%	1.00x
No Change	0.95x
- 1%	0.93x
-2% or less	0.90x
At a D&I Percentage Change between any two of the stated levels, the D&I Modifier will be determined by mathematical interpolation between those stated levels.

The D&I Percentage Change will be calculated by determining the Employee Diversity percentage of the total number of executives in Grades 1-5 (and the equivalents thereof) at December 31, 2020 and subtracting from that percentage the Employee Diversity percentage of the total number executives in Grades 1-5 (and the equivalents thereof) at December 31, 2017.
Example
Assume that a Performance Share and Unit award in respect of 5,000 shares would have been earned at 125% achievement, based on the ROE objectives being achieved at maximum. Thus, before application of the D&I Modifier a participant would have earned 6,250 shares (5,000 times 125%).
If the D&I Goal is fully achieved, the D&I Modifier would increase the award payable by 10%. The participant would earn 625 additional shares for a total award of 6,875 shares.
If there is no change in the D&I Percentage, the D&I Modifier would decrease the award by 5%, and the participant would receive 312 less shares for a total award of 5,938 shares.
If the D&I Percentage is -2% or lower, the D&I Modifier would decrease the award earned by 10%. The participant would receive 625 less shares for a total award of 5,625 shares.

Consent
To provide your consent to the addition of the D&I Goal and the D&I Performance Modifier to your 2018 Performance Share and Unit awards, please sign, complete the bottom portion and return to Daisy Rivera, 17 Plaza (NJ-01-17-01), by April 13, 2018.

Signature:________________________

Print Name: _________________________

Date:__________________________________